As filed with the Securities and Exchange Commission on June 30 , 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xinyuan Real Estate Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

27/F, China Central Place, Tower II 79 Jianguo Road, Chaoyang District Beijing 100025 People's Republic of China	N/A
(Address of Principal Executive Offices)	(Zip Code)

XINYUAN REAL ESTATE CO., LTD. 2015 STOCK OPTION PLAN

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares (1)	20,000,000 shares	$1.615	$32,300,000	$3,754

(1) These common shares may be represented by American Depository Shares, or ADSs. The ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147530). Each ADS represents two common shares.

(2) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the registrant’s common shares that become issuable under the Xinyuan Real Estate Co., Ltd. 2015 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, computed based upon the average of the high and low prices of the Xinyuan Real Estate Co., Ltd. common shares represented by ADSs as reported on the New York Stock Exchange on June 24, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The document(s) containing the information specified in this Item has been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The document(s) containing the information specified in this Item has been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents which have heretofore been filed by Xinyuan Real Estate Co., Ltd. (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

·	the descriptions of our common shares and our ADSs contained in our Form F-1 Registration Statement filed with the SEC on November 16, 2007 (Registration Statement No. 333-147477);

·	the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2014 filed with the Commission on April 27, 2015 (File No. 001-33863); and

·	the Registrant's Form 6-Ks furnished to the Commission on January 6, 2015, February 3, 2015, February 13, 2015 (both Form 6-Ks furnished on such date), February 27, 2015, April 9, 2015 and May 15, 2015 (File No. 001-33863).

The Registrant also incorporates by reference all subsequent annual reports on Form 20-F that it files with the Commission and any reports on Form 6-K that the Registrant furnishes to the Commission after the date of filing of this registration statement that state that they are incorporated by reference into this registration statement until the Registrant files a post-effective amendment indicating that the offering of the securities made pursuant to this Registration Statement has been terminated or completed.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or prospectus hereunder, or in any other document that is subsequently filed with the Commission and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Registration Statement or any prospectus hereunder except as so modified and superseded. In other words, in the case of a conflict or inconsistency between information contained in this Registration Statement or any prospectus hereunto and information incorporated by reference therein, you should rely on the information contained in the document that was filed later.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

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Memorandum and Articles of Association. The Registrant's articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or willful default.

Indemnification Agreements. Pursuant to indemnification agreements, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Commission Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

      The following is a list of exhibits filed or incorporated by reference as part of this registration statement.

Exhibit No.	Description
5.1	Opinion of Maples and Calder as to validity of the common shares

10.1	Xinyuan Real Estate Co., Ltd. 2015 Stock Option Plan

23.1	Consent of Ernst & Young Hua Ming LLP

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Beijing, People's Republic of China, on June 30, 2015.

Xinyuan Real Estate Co., Ltd.
By:	/s/ Xinqi Wang
	Name:	Xinqi Wang
	Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Yong Zhang, Xinqi Wang and Yong Cui, or each one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as that person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Yong Zhang	Director and Chairman of the Board	June 30, 2015
Yong Zhang

/s/ Xinqi Wang	Director and Chief Executive Officer	June 30, 2015
Xinqi Wang

/s/ Huaiyu Liu
	Chief Financial Officer	June 30, 2015
Huaiyu Liu

/s/ Yong Cui	Director and President	June 30, 2015
Yong Cui

/s/ Yinfei Hao	Director and Executive Vice President	June 30, 2015
Yinfei Hao

/s/ Huai Chen	Director	June 30, 2015
Huai Chen

/s/ Thomas Gurnee	Director	June 30, 2015
Thomas Gurnee

/s/ Yumin Liang	Director	June 30, 2015
Yumin Liang

/s/ Steve Sun	Director	June 30, 2015
Steve Sun

Director
Yuyan Yang

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SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, USA on June 30, 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Maples and Calder as to validity of the common shares

10.1	Xinyuan Real Estate Co., Ltd. 2015 Stock Option Plan

23.1	Consent of Ernst & Young Hua Ming LLP

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page)

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